Exhibit 99.(a-12)

THE ALGER INSTITUTIONAL FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Institutional Funds (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated July 14, 1993, as amended (hereinafter, as so amended, referred to as the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on February 9, 2010, the Declaration of Trust is amended as follows:

1.             The names of certain of the Series established by Sections 6.1 and 6.2 of the Declaration of Trust, are hereby amended effective March 1, 2010, to be as follows:

(1)           The name of the Alger LargeCap Growth Institutional Fund is hereby amended to be the “Alger Large Cap Growth Institutional Fund”;

(2)           The name of the Alger MidCap Growth Institutional Fund is hereby amended to be the “Alger Mid Cap Growth Institutional Fund”; and

(3)           The name of the Alger SmallCap Growth Institutional Fund is hereby amended to be the “Alger Small Cap Growth Institutional Fund”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 9th day of February, 2010.

/s/ Hal Liebes
Hal Liebes
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	February 9, 2010

Then personally appeared the above, Hal Liebes, and acknowledged the foregoing instrument to be his free act and deed before me,

/s/ Lisa Moss
Notary Public
My Commission Expires: April 16, 2010